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                                                                    Exhibit 10.1

                        Confidential Treatment Requested
                        --------------------------------

                                LICENSE AGREEMENT


                                 by and between



                                   Genta, Inc.


                                       and

                           Molecular Biosystems, Inc.


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                                LICENSE AGREEMENT

     This License Agreement (the "Agreement") is made effective this _______ day of May, 2000 (the "Effective Date") by and between Genta, Inc. a corporation having a place of business at 66 Hayden Avenue, Lexington, MA 02421 ("Genta"), and Molecular Biosystems, Inc., a corporation having a place of business at 10030 Barnes Canyon Road, San Diego, CA 92121-2789 ("MBI").

                                    RECITALS

     WHEREAS MBI has developed, owns, and/or controls certain technology relating to the production or use for therapeutic purposes of stabilized synthetic oligonucleotides ("Antisense") and certain intellectual property relating thereto;

     WHEREAS, pursuant to that certain license agreement between MBI and Isis Pharmaceuticals, Inc. ("Isis") dated September 14, 1992 ("Isis Agreement") (attached hereto as Exhibit A), MBI has granted Isis a non-exclusive license, under certain United States and foreign patents and patent applications that are owned by MBI relating to Antisense ("Non-Exclusive Licensed Patents," as further defined herein);

     WHEREAS Genta desires (a) a worldwide license, co-exclusive with Isis, under the Non-Exclusive Licensed Patents, (b) an exclusive, worldwide license under certain other patents and patent applications owned or controlled by MBI relating to Antisense ("Exclusive Licensed Patents," as further defined herein), and (c) a non-exclusive, worldwide license under any know-how relating to Antisense ("MBI Technology," as further defined herein); and


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     WHEREAS MBI is willing and able to grant Genta the rights and licenses it desires under the terms and conditions specified herein.

     THEREFORE, the parties agree as follows:

1.   DEFINITIONS

     1.1 "Affiliate" means any corporation or other business entity which controls, is controlled by or is under common control with a party. For purposes of this Section 1.1, "control" shall mean direct or indirect ownership of (i) at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or (ii) in any country where the local law shall not permit foreign equity participation of at least 50%, then the maximum percentage of such outstanding stock or voting rights permitted by local law.

     1.2 "Antisense" means the production and/or use for therapeutic purposes of stabilized synthetic oligonucleotides.

     1.3 "Improvement(s)" means and includes any modification of a Licensed Product or Licensed Method that is invented, conceived and/or reduced to practice by MBI during the Term of this Agreement, provided such modification if unlicensed would infringe one or more claims of the Licensed Patents.

     1.4 "Licensed Methods" means and collectively includes any and all methods the practice of which would constitute, but for the license granted to Genta in this Agreement, an infringement of the Licensed Patents.

     1.5 "Licensed Patents" means and collectively includes the Non-Exclusive Licensed Patents and the Exclusive Licensed Patents.


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          1.5.1 "Non-Exclusive Licensed Patents" means and includes, to the extent the following are subject to the terms and conditions of the Isis
     Agreement:

               (a) those patents and patent applications set forth on Schedule A hereto, together with any patents that may issue thereon, and any divisional, continuation or continuation-in-part applications based thereon and any patents that may issue thereon, any reissues or extensions based upon such patents, and any equivalent patents and patent applications of such patents; and

               (b) any other patents or patent applications owned, controlled, licensed by, being developed or subsequently developed or acquired (by license or otherwise) by MBI which relate to Antisense, all of which shall be set forth on the attached Schedule A, which may be updated from time to time as needed.

          1.5.2 "Exclusive Licensed Patents" means and includes any and all United States and foreign patents and patent applications relating to oligonucleotide antisense technology that are owned or controlled by MBI, jointly or solely, on the Effective Date that are not subject to or for any reason cease to be part of the Isis Agreement, as set forth on Schedule B, which may be updated from time to time as needed.

     1.6 "Licensed Products" means and collectively includes any and all products the manufacture, use, sale, offer for sale or importation of which would constitute, but for license granted to Genta in this Agreement, an infringement of the Licensed Patents.

     1.7 "MBI Technology" means non-patented proprietary technology and information relating to oligonucleotide antisense technology (including, without limitation, research data,


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designs, formulas, process information, clinical data and other information pertaining or relating to any technology or invention claimed in the Licensed Patents) that is necessary or useful for the practice of Licensed Patents.

                                    2. GRANT

     2.1 UNDER THE NON-EXCLUSIVE LICENSED PATENTS. MBI hereby grants Genta an irrevocable, fully paid up, royalty-free, worldwide license, with the right to sublicense, under the Non-Exclusive Licensed Patents to (a) make, have made, use, offer for sale, sell, import and otherwise dispose of Licensed Products,
(b) offer for sale, sell, and practice Licensed Methods, and (c) make, have made, use, offer for sale, sell, import, practice and otherwise dispose of products and methods. Genta's license under the Non-Exclusive Licensed Patents shall be co-exclusive with Isis. MBI agrees, and shall require any successor in interest to or assignee of the Non-Exclusive Licensed Patents to agree, not to grant any further license(s) or transfer(s) of rights in or to any of the Non-Exclusive Licensed Patents or the subject matter thereof during the Term of this Agreement. If, during the Term of this Agreement, Isis's license under the Isis Agreement with respect to the Non-Exclusive Licensed Patents, or any portion(s) thereof, is terminated or expires or otherwise ceases, MBI shall promptly notify Genta and MBI agrees that, upon such termination, expiration or cessation, Genta's rights under this Agreement to the Non-Exclusive Licensed Patents, or relevant portion(s) thereof, shall automatically become exclusive, without further cost to Genta, and the Non-Exclusive Licensed Patents shall thereafter be deemed Exclusive Licensed Patents for purposes of this Agreement.


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     2.2  UNDER THE EXCLUSIVE LICENSED PATENTS. MBI hereby grants Genta an irrevocable, exclusive, fully paid up, royalty-free, worldwide license, with the right to sublicense, under the Exclusive Licensed Patents to (a) make, have made, use, offer for sale, sell, import and otherwise dispose of Licensed Products, (b) offer for sale, sell, and practice Licensed Methods, and (c) make, have made, use, offer for sale, sell, import, practice and otherwise dispose of products and methods.

     2.3 UNDER THE MBI TECHNOLOGY. MBI hereby grants Genta a non-exclusive, fully paid up, royalty-free, worldwide license, with the right to sublicense, to use the MBI Technology to make, have made, use, offer for sale, sell, import, practice and otherwise dispose of Licensed Products, products, Licensed Methods, and methods.

                                 3. IMPROVEMENTS

     3.1 MBI agrees to provide written notice to Genta of each Improvement within thirty (30) days of the date of conception of such Improvement. Such notice shall contain a description of the Improvement(s) in detail sufficient to allow evaluation by Genta.

     3.2 Genta shall have an exclusive option to obtain a license under Improvements in accordance with the terms and conditions of this Agreement. Genta may exercise its option at any time within sixty (60) days of receipt by Genta of notice of any such Improvement by providing written notice to MBI that Genta is exercising its option. Upon Genta's exercise of such option, such Improvements shall automatically be added to this Agreement, and all patents and patent applications covering such Improvements, worldwide, shall be added to Licensed


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Patents hereunder, and this Agreement and/or Schedule A or Schedule B shall be modified accordingly.

     3.3 If Genta fails to exercise its option as provided in this Section 3 with respect to any Improvement, MBI shall have no further obligation to Genta with respect to that Improvement, and shall be free to dispose thereof by license or otherwise, but the rights and obligations of the parties with respect to any subsequent Improvements shall not be affected.

                                4. CONSIDERATION

     4.1 In consideration of the rights and licenses set forth herein, Genta agrees to pay MBI, upon the execution of this Agreement by both parties, a one-time, lump sum payment of: (a) * United States dollars ($*) and (b) a number of shares of Genta's Common Stock equal in value to * United States dollars ($*), in accordance with the terms and conditions of Exhibit B, attached hereto. The parties acknowledge and agree that, for the rights granted herein, Genta shall not be required to pay to MBI any further consideration, including without limitation any royalties, milestone payments, or sublicensing payments.

     4.2 If the Registration Statement (as defined in Exhibit B) for the shares paid to MBI pursuant to Section 4.1(b) hereof has not been declared effective by the Securities and Exchange Commission ("SEC") by August 24, 2000, then MBI and Genta shall make the following exchanges:

          4.2.1 On August 25, 2000, (a) MBI shall transfer to Genta either (i) a number of shares of Genta's Common Stock (as defined in Exhibit B) equal to
     *

-----------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed with the Securities and Exchange Commission.


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     United States dollars ($*) in value, calculated using the Closing Genta
     Stock Price (as defined in Exhibit B) on August 24, 2000 (rounded to the nearest whole share) or (ii) all of the shares of Genta's Common Stock transferred to MBI pursuant to Section 4.1(b) hereof if the value of all such shares is less than * United States dollars ($*), calculated using the Closing Genta Stock Price (as defined in Exhibit B) on August 24, 2000; and
     (b) Genta shall pay to MBI * United States dollars ($*); and

          4.2.2 On September 25, 2000, (a) MBI shall transfer to Genta all of the shares of Genta's Common Stock paid to MBI pursuant to Section 4.1(b) hereof, to the extent same have not already been transferred to Genta pursuant to Section 4.2.1 hereof, and (b) Genta shall pay to MBI * United States dollars ($*); PROVIDED, HOWEVER, that, if the Registration Statement (as defined in Exhibit B) for the shares paid to MBI pursuant to Section 4.1(b) hereof is declared effective by the SEC after August 24, 2000 but on or before September 24, 2000 then, within one business day of the date on which such Registration Statement is declared effective ("Declaration Date"),

               (i) if the value of the Retained Shares (as defined below) is more than * United States dollars ($*) calculated using the Closing Genta Stock Price on the business day immediately preceding the Declaration Date ("Retained Share Closing Price"), MBI shall transfer to Genta the number of shares of Genta's Common Stock (rounded to the nearest whole share) equal in value to the difference between the value of the Retained Shares and *


-----------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed with the Securities and Exchange Commission.


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          United States dollars ($*) calculated using the Retained Share Closing
          Price; or

               (ii) if the value of the Retained Shares (as defined below), if any, is less than * United States dollars ($*) calculated using the Retained Share Closing Price (including if the number of Retained Shares is zero), Genta shall issue to MBI a number of shares of Genta's Common Stock (rounded to the nearest whole share) equal in value to the difference between the value of the Retained Shares and * United States dollars ($*) calculated using the Retained Share Closing Price; or

               (iii) if the value of the Retained Shares (as defined below) is equal to * United States dollars ($*) calculated using the Retained Share Closing Price, then MBI shall keep the Retained Shares and Genta shall have no further payment obligations to MBI hereunder.

For purposes of this Section 4.2.2, the "Retained Shares" means the number of shares of Genta's Common Stock paid to MBI pursuant to Section 4.1(b) hereof minus the number of shares transferred by MBI to Genta pursuant to Section 4.2.1(a) hereof.

                                  5. DILIGENCE

     5.1 Genta shall, directly and/or through one or more Affiliate(s) or sublicensee(s), use reasonable efforts to develop, file for regulatory approval or registration of, market and sell Licensed Products and/or Licensed Methods to the extent same are covered by the Exclusive Licensed Patents, in the United States and abroad for those uses and in those countries that


-----------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed with the Securities and Exchange Commission.


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Genta, in its sole good faith judgment, determines to be commercially and scientifically reasonable.

                                6. PATENT MATTERS

     6.1  PATENT PROSECUTION AND MAINTENANCE.

               6.1.1 WITH RESPECT TO NON-EXCLUSIVE LICENSED PATENTS. MBI shall be solely responsible for the prosecution and maintenance of the Non-Exclusive Licensed Patents and expenses relating thereto. MBI shall keep Genta advised of the status of such Non-Exclusive Licensed Patents and promptly provide Genta with copies of all papers, documents and things received from, or filed with, the United States Patent and Trademark Office and/or any analogous foreign authority or any attorney or agent handling such matters on behalf of MBI in connection with such Non-Exclusive Licensed Patent(s), including without limitation providing prompt notice of any notice(s) of allowance or equivalent received in connection with any patent application and the filing of any patent application. If MBI does not desire to prosecute and/or maintain any Non-Exclusive Licensed Patent(s), then, subject to the rights and obligations of Isis pursuant to the Isis Agreement, Genta shall have the right, but not the obligation, to prosecute and/or maintain such Non-Exclusive Licensed Patent(s). If Isis assumes responsibility for the prosecution, maintenance, and/or defense of any Non-Exclusive Licensed Patent, pursuant to Section 6.2 of the Isis Agreement, then MBI shall, and/or shall require Isis to, keep Genta advised of the status of such Non-Exclusive Licensed Patents and promptly provide Genta with copies of all papers, documents and things received from, or filed


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          with, the United States Patent and Trademark Office and/or any
          analogous foreign authority or any attorney or agent handling such matters on behalf of Isis in connection with such Non-Exclusive Licensed Patent(s), including without limitation providing prompt notice of any notice(s) of allowance or equivalent received in connection with any patent application, and the filing of any patent application. If Isis does not desire to prosecute and/or maintain any Non-Exclusive Licensed Patent(s), then MBI shall, or shall require Isis to, provide Genta with prompt written notice and in any event sufficient advance notice to allow Genta to prosecute and/or maintain such Non-Exclusive Licensed Patent(s).

               6.1.2 WITH RESPECT TO EXCLUSIVE LICENSED PATENTS. Genta shall have the right, but not the obligation, to apply for, prosecute, maintain and defend, during the Term of this Agreement, any and all Exclusive Licensed Patents in any country(ies) and/or region(s) in the world. All reasonable costs and expenses of the prosecution and maintenance of the Exclusive Licensed Patents in such countries (including all governmental filing fees) shall be borne by Genta. MBI shall render reasonable assistance to Genta in filing, prosecuting, and maintaining the Exclusive Licensed Patens in such countries whenever requested to do so, at Genta's expense. If Genta elects not to prosecute, obtain issuance of, and/or maintain any patents or patent applications within the Exclusive Licensed Patents in any country(ies) or region(s) in the world, Genta shall promptly notify MBI in writing in sufficient time for MBI to take such action, and MBI shall thereafter have the right, but not any obligation, to prosecute, obtain issuance of,


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          and/or maintain such Exclusive Licensed Patents in such country(ies)
          or region(s) at its own cost.

     6.2  PATENT LITIGATION.

               6.2.1 WITH RESPECT TO NON-EXCLUSIVE LICENSED PATENTS. In the event that either Genta or MBI becomes aware of any potential infringement of the Non-Exclusive Licensed Patents, such party shall notify the other party of the potential infringement in writing and provide a summary of the relevant facts and circumstances known to such party relating to such infringement and reasonable evidence of such infringement. MBI agrees that Genta, and only Genta, shall have the right, but not the obligation, to sublicense such alleged infringer of the Licensed Patents hereunder. If Genta is unable or unwilling, based on the exercise of reasonable business judgment, to execute a mutually agreeable sublicense hereunder with such alleged infringer then, prosecution of such infringer by MBI shall proceed as follows. In accordance with Section 6.4 of the Isis Agreement, MBI, Isis and Genta shall consult with each other using best efforts to come to agreement regarding (i) the allocation of responsibility and expense of prosecution, and (ii) the disposition of any recovery. If no agreement is reached among Genta, MBI, and Isis on the subject matter of (i) and (ii) hereof within thirty (30) days of the date on which MBI or Genta, as applicable, first notified the other of infringement under this Section 6.2.1, then MBI, at Genta's request, shall have the obligation to prosecute such alleged infringer at Genta's sole expense, and Genta shall retain any damages recovered in connection therewith. MBI shall not notify a third person of the potential infringement of any of the Non-Exclusive Licensed Patents without first obtaining consent of Genta.


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               6.2.2 WITH RESPECT TO EXCLUSIVE LICENSED PATENTS. During the Term
          of this Agreement, Genta shall have the sole right, but not the obligation, to prosecute, at its own expense, any infringements of the Exclusive Licensed Patents, to defend the Exclusive Licensed Patents and to recover, for its own account, any damages, awards or settlements resulting therefrom. MBI hereby agrees that Genta may join MBI as a party plaintiff in any such suit, without expense to MBI. Genta shall hold harmless and indemnify MBI from and against any order for costs arising without fault or negligence of MBI that may be made against MBI by reason of being named a party plaintiff in such proceedings. Genta shall have sole control of any such suit and all negotiations for its settlement or compromise, and shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer for future use of the Exclusive Licensed
          Patents. The total cost of any infringement action commenced or defended solely by Genta shall be borne by Genta.

     6.3 In the event that any action, suit or proceeding is brought against, or written notice or threat thereof is provided to, Genta alleging infringement of any patent or unauthorized use or misappropriation of technology arising out of or in connection with Genta's practice of Licensed Patents, Genta shall have the right to defend at its own expense such action, suit or proceeding and, in furtherance of such rights, MBI hereby agree that Genta may join MBI as a party in such suit, without expense to MBI. Genta shall hold harmless and indemnify MBI from and against any order for costs arising without fault of MBI that may be made against MBI in such proceedings, unless such order arises out of or relates to facts and circumstances involving a breach of any representation or warranty by MBI in this Agreement. MBI agrees to cooperate


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with Genta, at Genta's expense, in connection with Genta's response to or defense of such action, suit or proceeding, or notice or threat thereof.

     6.4 In the event that a party shall undertake the enforcement and/or defense of the Licensed Patents by legal or patent office proceedings pursuant to this Agreement, the other party shall, at the request and expense of the party undertaking such enforcement and/or defense, cooperate in all reasonable respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like.

                                7. PATENT MARKING

     7.1 Genta shall mark all Licensed Products or Licensed Methods made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

                               8. CONFIDENTIALITY

     8.1 Except to the extent permitted by this Agreement or as otherwise agreed by the parties in writing, at all times during the term of this Agreement and for the five (5) year period following the termination or expiration hereof, each party agrees (a) to keep all information received by it (the "Receiving Party") from the other party (the "Disclosing Party") that is stamped or otherwise designated in writing as confidential ("Confidential Information") confidential using the same degree of care as it exercises with its own confidential information of a similar nature, but in no event less than a reasonable degree of care; (b) not to publish or otherwise disclose Confidential Information; and (c) not to use Confidential Information directly


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or indirectly for any purpose. The parties acknowledge having received
Confidential Information prior to the Effective Date hereof, including without limitation the terms and conditions of that certain Letter of Intent entered into between Genta and MBI an May 11, 2000 ("Letter of Intent"), which Confidential Information shall be treated in accordance with this Section 8.

     8.2 The obligations of Section 8.1 shall not apply to any Confidential Information that the Receiving Party can establish by competent proof:

               (a) was already known to the Receiving Party at the time of disclosure by the Disclosing Party;

               (b) was part of the public domain at the time of its disclosure by the Disclosing Party;

               (c) becomes part of the public domain after its disclosure by the Disclosing Party, other than through any act or omission of the Receiving Party in breach of this Agreement; or

               (d) was lawfully disclosed to the Receiving Party by a third party.

     8.3 PERMITTED DISCLOSURES BY EITHER PARTY. Notwithstanding anything to the contrary in this Section 8, each party may disclose Confidential Information to the extent that such disclosure is reasonably necessary, in accordance with the term and conditions of this Agreement, (a) to file or prosecute patent applications within the Licensed Patents, and/or to pursue or defend litigation relating to the Licensed Patents, (b) to comply with applicable governmental regulations, including without limitation obligations under the securities laws, and (c) to comply with due diligence requests from third parties in connection with each such party's corporate development activities, provided that such third parties agree to be bound in writing by the terms


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and conditions of this Section 8 and to use such information solely for purposes of conducting such due diligence. If the Receiving Party intends to make any disclosure under this Section 8.3, it shall give reasonable advance written notice to the Disclosing Party of such intention. In the event that either party is requested or required by subpoena, civil investigative demand, interrogatories or other similar legal process to disclose any information that is considered Confidential Information hereunder, such party will provide the other party with prompt notice of such request(s) so that such other party may seek an appropriate protective order (at its sole expense) or waive compliance with this Section 8.

     8.4 PERMITTED DISCLOSURES BY GENTA. Notwithstanding anything to the contrary in this Section 8, Genta may disclose Confidential Information (a) to third parties in connection with the development, and/or commercialization of Licensed Products, products, Licensed Methods and/or methods, including, without limitation, sublicensing, co-development, co-marketing and co-promotion in connection therewith, as long as such third party(ies) agrees in writing to be bound by the provisions of this Section 8, and (b) in the process of seeking and/or maintaining regulatory approval for Licensed Products, Licensed Methods, products, and methods.

                                   9. NOTICES

     9.1 Any notice or payment required to be given to any party will the deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person, by telefax, or overnight courier, or (b) five
(5) days after mailing if mailed by first-class certified mail, postage paid, to the respective addresses given below, or to another address as it shall designate by written notice given to the other party.


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In the case of Genta:              ATTN: Raymond P. Warrell, Jr., M.D.
                                   99 Hayden Avenue, Suite 200
                                   Lexington, MA 02421
                                   Fax: (781) 860-5137

In the case of MBI:                ATTN:______________________________
                                   Molecular Biosystems, Inc
                                   10030 Barnes Canyon Road
                                   San Diego, CA 92121-2789
                                   Fax: ______________________________


                            10. TERM AND TERMINATION

     10.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement and the licenses granted hereunder shall begin on the Effective Date and terminate upon expiration of the last to expire of the Licensed Patents ("Term").

     10.2 This Agreement and all of Genta's rights and obligations hereunder shall be terminable by Genta at any time, and for any or no reason, upon thirty
(30) days written notice to MBI.

     10.3 MBI shall not have any right to terminate the licenses granted to Genta pursuant to Section 2 hereof for any reason whatsoever and, notwithstanding Section 10.4, such licenses shall continue in full force and effect beginning on the Effective Date and continuing until the expiration of the last to expire of the Licensed Patents, except that MBI may terminate such licenses in the following two instances only, by providing thirty (30) days written notice to Genta:

          (a) if Genta has materially breached its obligations under Section 4 hereof; or

          (b) if Genta has materially breached it obligations under Section 13 hereof.


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Such written notice shall state whether the material breach by Genta is alleged under subsection (a) or (b) of this Section 10.3 and shall state the factual basis of such allegation. If Genta disputes its alleged material breach, Genta shall notify MBI in writing within ten (10) days of MBI's notice, and the dispute regarding MBI's right to terminate and Genta's alleged breach will be adjudicated by binding arbitration under the American Arbitration Association by a panel of three arbitrators, one selected by each party and the third selected by the other two arbitrators. Any arbitration proceeding commenced by any party shall be held in New York City, New York. The decision of the arbitrators shall be final and binding upon the parties and judgment upon the decision by the arbitrators may be entered in any court of competent jurisdiction, and execution may be had thereon. The expense of such arbitration, including attorneys' fees, shall be allocated between the parties as the arbitrators may decide and as the claims and interests of each party may prevail. Pending final determination of such arbitration, the licenses granted to Genta pursuant to Section 2 hereof shall continue in full force and effect.

     10.4 This Agreement shall be terminable upon the material breach or default of any party. In the event of a material breach or default by a party ("Defaulting Party"), the other party ("non-Defaulting Party") shall give the Defaulting Party written notice of the default and its election to terminate this Agreement at the expiration of a probation period of sixty (60) days from the date of the notice. If the Defaulting Party fails to resolve the default in the probation period by (i) curing the default, (ii) providing a written explanation satisfactory to the Non-Defaulting Party that a default has not occurred, or (iii) entering into a written agreement with the Non-Defaulting Party for the cure or other resolution of the default, then the Non-Defaulting Party may terminate this Agreement by giving written notice to the Defaulting Party, and the


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termination will be effective upon the date specified in such notice. All termination rights shall be in addition to and not in substitution for any other remedies that may be available to the Non-Defaulting Party. Termination pursuant to this Section 10.4 shall not relieve the Defaulting Party from liability and damages to the Non-Defaulting Party for default. Waiver by any party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

     10.5 Any termination of this Agreement for any reason does not relieve any party of any obligation or liability accrued prior to the termination or rescind anything done by any party and the termination does not affect in any manner any rights of any party arising under this Agreement prior to the termination.


                      11. DISPOSITION OF LICENSED PRODUCTS
                            ON HAND UPON TERMINATION

     11.1 Upon termination of this Agreement under ss.ss. 10.2, 10.3, or 10.4, Genta is entitled to complete the manufacture of and dispose of all previously made or partially made Licensed Products, but no more, within a period of one hundred and twenty (120) days, provided, however, that the sale of the Licensed Products is subject to the terms of this Agreement.

                         12. WARRANTIES AND DISCLAIMERS

     12.1 MBI warrants and represents to Genta that (a) it has the lawful right to enter into this Agreement and to grant the licenses set forth herein without the consent or approval of another person or entity; (b) subject only to the Isis Agreement, MBI owns all right, title, and


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interest in and to the Licensed Patents; (c) MBI has not, and shall not during the Term of this Agreement, license or otherwise transfer rights in the Non-Exclusive Licensed Patents to any party other than Isis; and (d) MBI has not granted any rights, options or licenses to, or otherwise encumbered in any way the Exclusive Licensed Patents and shall not, during the Term of this Agreement, do or cause to be done anything inconsistent with the exclusive license granted to Genta pursuant to Section 2.2 hereof. MBI further represents and warrants to Genta that the Non-Exclusive Licensed Patents set forth on Appendix A, the Exclusive Licensed Patents set forth on Appendix B, and the MBI Technology licensed to Genta hereunder constitute the entirety of MBI's present right, title, and interest in and to Antisense and oligonucleotide antisense technology and that, with respect to such subject matter, MBI has no rights in any patents, patent applications, or technology, nor any option in or expectation of any rights in same, apart from those identified in this Agreement and/or set forth in the attached Appendices. If any patent(s), patent application(s), or technology relating to Antisense and/or oligonucleotide antisense technology has been omitted from this Agreement or the relevant Appendix, intentionally or unintentionally, it shall nonetheless be deemed a part of this Agreement and licensed to Genta in accordance with the terms and conditions hereof.

     12.2 Genta represents and warrants to MBI that it has the lawful right and authority to enter into this Agreement without the consent or approval of another person or entity.

     12.3 IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EXERCISE OF THIS LICENSE OR THE USE OF LICENSED PRODUCTS OR LICENSED METHODS.

                               13. INDEMNIFICATION

     13.1 Genta shall indemnify, hold harmless and defend MBI, and their respective directors, officers, employees and agents (the "Indemnitees") against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of Genta's exercise of this license. This indemnification includes, but is not limited to, any product liability. MBI shall have no responsibility for development, production, sale, safety and efficacy of Licensed Products and Licensed Methods. However, Genta shall not indemnify Indemnitees to the extent that a claim, suit, loss, damage, cost, fee or expense arises out of the gross negligence or intentional misconduct of an Indemnitee.

     13.2 Genta shall have the exclusive right to control the defense of any action, including the right to select counsel to defend an Indemnitee and Genta, and to settle any claim. The provisions of this Section 13 shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and obligations hereunder shall apply whether or not claims are rightfully brought.

     13.3 The obligations of Genta stated in Section 13 shall apply only if an Indemnitee notifies Genta in writing within fifteen (15) days following receipt of written notice of any claim or suit brought against Indemnitee in respect of which Indemnitee intends to invoke the provisions of this Section 13. Genta shall keep the Indemnitee informed on a current basis of its defense of any claims pursuant to this Section 13.

                                14. ASSIGNABILITY

     14.1 This Agreement is not assignable by any party without the written consent of the other parties, which consent shall not be unreasonably withheld, provided that each party may make an assignment without the consent of the other in connection with any merger, acquisition, consolidation, reorganization, or sale of all or substantially all of its assets to which this Agreement relates if such assignee expressly assumes all right, duties and obligations of the assignor hereunder.

                                   15. WAIVER

     15.1 No waiver by any party of any breach or default of any of the covenants or agreements set forth will be deemed a waiver of any subsequent or similar breach or default.


                                16. MISCELLANEOUS

     16.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     16.2 No amendment or modification of this Agreement is valid or binding upon the parties unless made in writing and signed on behalf of each party.

     16.3 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations, or understandings, either oral or written, between the parties relating to the Licensed Patents, including without limitation that certain Confidentiality Agreement entered into between Genta and MBI on May 6, 2000 and the Letter of Intent.

     16.4 In case any of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability must not affect any other provisions, but this Agreement must be construed as if such invalid or illegal or unenforceable provisions had never been contained in this Agreement.

     16.5 Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party which shall have incurred the same and the other party shall have no liability relating thereto.

     16.6 This agreement shall be interpreted and construed in accordance with the laws of the state of New York without reference to choice of law doctrine, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application. Each party hereby submits itself for the sole purpose of this Agreement and any controversy arising hereunder to the jurisdiction of the courts located in the Southern District of New York, any courts of appeal therefrom, and waives any objection on the grounds of lack of jurisdiction (forum non conveniens or otherwise) to the exercise of such jurisdiction over it by any such courts.

     16.7 This Agreement may be signed in two (2) counterparts, each of which shall be deemed an original.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Genta and MBI, by their respective officers duly authorized have executed this Agreement, in duplicate originals, on the day and year written below.

Genta, Inc.                                 Molecular Biosystems, Inc.


By: /s/ RAYMOND P. WARRELL, JR., MD         By: /s/ BOBBA VENKATADRI
    --------------------------------            --------------------------------
(Signature)                                 (Signature)


Name: RAYMOND P. WARRELL, JR., MD           Name: BOBBA VENKATADRI
      ------------------------------              ------------------------------
(Please Print)                              (Please Print)


Title: PRESIDENT AND CHIEF EXECUTIVE        Title: PRESIDENT AND CHIEF EXECUTIVE
       -----------------------------               -----------------------------
       OFFICER                                     OFFICER


Date: MAY 30, 2000                          Date: MAY 30, 2000
      ------------------------------              ------------------------------